UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  August 7, 2012

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan	0-7818	38-2032782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 West Main Street	48846
Ionia, Michigan	(Zip Code)
(Address of principal executive office)

Registrant's telephone number,
including area code:
(616) 527-5820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2012, the Board of Directors of Independent Bank Corporation (the "Company") authorized the appointment of Michael M. Magee, Jr., to Executive Chairman of the Company and its wholly-owned subsidiary, Independent Bank (the "Bank"), effective as of January 1, 2013.  Also, as of August 7, 2012, the Consulting and Transition Agreement among the Company, the Bank, and Michael M. Magee Jr. (the "Consulting Agreement") was terminated, a copy of which was included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on February 16, 2011.

Consistent with the senior management succession plan announced by the Board in February of 2011, William (Brad) Kessel, the Company's current President and Chief Operating Officer, will assume the role of Chief Executive Officer of the Company on January 1, 2013.  The original succession plan contemplated that Mr. Magee would retire from the Company as of December 31, 2012, and would provide consulting services to the Company during the succeeding two-year period.  Under the revised succession plan, Mr. Magee will continue to serve as a director of the Company, as well as Executive Chairman of both Boards, until at least the end of 2013.

As Executive Chairman, Mr. Magee will continue to serve as an employee of the Company; however, his annual base salary will be reduced to $250,000.  The change in Mr. Magee's role with the Company was prompted by a variety of developments at the Company subsequent to last year, including the Bank's pending sale of several of its branches and the continued, meaningful improvement in the operating results and financial condition of the Company.  As a result, it is expected that, in his role as Executive Chairman, Mr. Magee will focus his efforts on Board succession issues and corporate governance.  The change in Mr. Magee's role and responsibilities is intended to allow Mr. Kessel to continue to focus his efforts on the management of the Company's operations and strategic initiatives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

INDEPENDENT BANK CORPORATION
(Registrant)

Date: August 8, 2012	/s/ Robert N. Shuster
	By:	Robert N. Shuster
	Its:	Executive Vice President and
Chief Financial Officer